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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of GateField Corporation (formerly Zycad Corporation) on Form S-8 of our reports dated March 11, 1997 (April 14, 1997 as to the last paragraph of Note 5 and as to Note 11) (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to an uncertainty of the Company's ability to continue as a going concern), appearing in and incorporated by reference in the Annual Report on Form 10-K of Zycad Corporation for the year ended December 31, 1996.

DELOITTE & TOUCHE

San Jose, California
December 15, 1997